Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. REPORTS OCTOBER COMP STORE SALES DOWN 4.0%

Tightens range of guidance for the 3rd quarter

CITY of INDUSTRY, CA, November 7, 2007 — Hot Topic, Inc. (Nasdaq Global Select Market: HOTT) today announced the following sales results for its fiscal month of October and its fiscal third quarter (four weeks, and thirteen weeks, respectively, ended November 3, 2007):

	Net Sales		Comparable Store Sales% Change (2)
	$ Millions	% Change to Last Year (1)	Hot Topic	Torrid	Total Co.
October	$58.1	-3.2%	-4.7%	0.6%	-4.0%
Third Quarter	$188.5	-4.2%	-3.1%	0.4%	-2.6%
Year-to-date	$507.4	-0.7%	—	—	-3.5%

(1)	Compares the current fiscal periods to last year’s reported fiscal periods, ended October 28, 2006.

(2)	Compares the current fiscal periods to the corresponding period from the previous fiscal year.

The company tightened its third quarter earnings guidance to a range of $0.14 to $0.15 per diluted share. Previously the company’s guidance ranged from $0.13 to $0.16 per diluted share.

For more detailed information relating to the above matters, please call 626-709-1209 to listen to a recorded commentary. Additionally, a conference call to discuss third quarter results, business trends, guidance and other matters is scheduled for November 20, 2007 at 4:30 PM (ET). The conference call number is 866-713-8566, pass code “Hot Topic”, and will be accessible to all interested parties. It will also be webcast at www.earnings.com. A replay will be available at 888-286-8010, pass code 19527307, for approximately two weeks.

Hot Topic, Inc. is a national mall-based specialty retailer. Hot Topic offers apparel, accessories and gifts to young men and women principally between the ages of 12 and 22. Torrid, the company’s second concept, provides plus-size fashion-forward apparel and accessories that target young women principally between the ages of 15 and 29. As of November 3, 2007 the company operated 695 Hot Topic stores in all 50 states and Puerto Rico, 147 Torrid stores, and Internet stores www.hottopic.com and www.torrid.com.

In addition to historical information, this news release and the aforementioned prerecorded commentary contain forward-looking statements, which include statements relating to financial results, guidance, store operations, projections and other financial performance and managing growth. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, management of growth, relationships with mall developers and operators, the risk that available cash or mall space will not be adequate for planned expansion, fluctuations in sales and comparable store sales results, risks and uncertainties with respect to new store openings including risks associated with the company’s new store concepts and Internet stores, music and fashion trends, competition from other retailers, uncertainties generally associated with specialty retailing, the effect of economic conditions, the effect of severe weather or natural disasters, political and/or social changes or events that could negatively impact shopping patterns and/or mall traffic, litigation proceedings and contingent liabilities, as well as other risks detailed in the company’s SEC reports including its Quarterly Reports on Form 10-Q and its Annual Report on Form 10-K for the year ended February 3, 2007. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Mr. Jim McGinty, CFO 626-839-4681 x2675

Ms. Megan Hall, Manager of I.R. 626-839-4681 x2173